Exhibit 3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) made this 17th day of June 2011 by and among, Dewmar International BMC, Inc., a Nevada corporation (“Dewmar” or “Pubco”) on one hand and DSD Network of America, Inc., a Nevada corporation (“DSD” or “the Company”) on behalf of its shareholders on the other hand.

The Exchange Agreement between the parties dated December 10, 2010 is hereby terminated in its entirety effective this date. Both parties are returned to their status before such agreement was signed. Both parties hereby consent to the continued use of any name as a result of name changes under such Agreement. Both parties to bear their own costs and fees.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Pubco:

Dewmar International BMC, Inc.

By: /s/ Steven Schramka

Steven Schramka, President and Chief Executive Officer

Company:

DSD Network of America, Inc.

/s/ Marco Moran

By: Marco Moran, as President/CEO